Exhibit 99.1

PRESS RELEASE

Contact:	Vito S. Pantilione President and CEO Parke Bancorp, Inc. (856) 256-2500

Parke Bancorp, Inc.

601 Delsea Drive

Washington Township, NJ 08080

FOR IMMEDIATE RELEASE

Washington Township, New Jersey - April 21, 2026 - Parke Bancorp, Inc. (Nasdaq "PKBK"), announced that its Board of Directors has approved a two-cent ($0.02) increase in the cash dividend to be declared for the second fiscal quarter of 2026. As a result of this increase, the second quarter dividend will be $0.20 per share.

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey, a branch office in Collingswood, New Jersey, a branch in center city Philadelphia and a branch in Chinatown in Philadelphia. Parke Bank is a full-service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.